Filed in the office of	Document Number 20140494395-21

Filing Date and Time
Ross Miller	07/09/2014 8:55 AM
Secretary of State	Entity Number
State of Nevada	E0357612010-9

USE BLACK INK ONLY - DO NOT HIGHLIGHT                                                                                                                                   ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

  Name of corporation: XTRALINK CORPORATION
  The articles have been amended as follows: (provide article numbers, if available)

-           The name of the Company is changed to Xtralink Energy Corporation.

-            The Authorized Capital of 200,000,000 Common shares, par value $0.0001, is now amended to 195,000,000 Common shares, par value $0.0001, and

5,000,000 Preferred shares, par value $0.0001.

-                      The By-Laws will be amended to reflect the issuance and rights of the Preferred shareholders.

3.           The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:       99.99%

4. Effective date and time of filing: (optional) Date:                                               Time:

(must not be later than 90 days after the certificate is filed)

5.    Signature: (required)

/s/ Maurice Sale

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Amend Profit-After

This .form must be accompanied by appropriate fees.                                                                                                    Revised: 11-27-13